Click to edit Master title style Click to edit Master subtitle style Investor Presentation Ceres, Inc. Nasdaq : CERE Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 193556 February 26, 2014

This presentation contains forward - looking statements. All statements, other than statements of historical facts contained in this presentation, including statements regarding our efforts to develop and commercialize our products, anticipated yields and product performance, status of crop plantings, our short - term and long - term business strategies, market and industry expectations and future results of operations and financial position, including anticipated cost savings from our plan to align expenditures, are forward - looking statements. In many cases, you can identify forward - looking statements by terms such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “could”, “intend”, “target”, “project”, “contemplate”, “believe”, “estimate”, “potential”, “continue” or other similar words. We based these forward - looking statements largely on our current expectations and projections about future events or trends that we believe may affect our business and financial performance. These forward - looking statements involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by these forward - looking statements. We have described in the “Risk Factors” section of the prospectus for this offering and elsewhere in our filings with the U.S. Securities and Exchange Commission, the material risks and uncertainties that we believe could cause actual results to differ from these forward - looking statements. Because forward - looking statements are inherently subject to risks and uncertainties, some of which we cannot predict or quantify, you should not rely on these forward - looking statements as guarantees of future results, performance or achievements. The forward looking statements in this presentation represent our views as of the date of this presentation. We undertake no obligation to update publicly, except to the extent required by law, any forward - looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations . The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. A copy of the prospectus may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, via telephone (212) 813 - 1010 or by emailing prospectus@aegiscap.com. Safe Harbor Statement 2

The Offering ISSUER NAME Ceres, Inc. LISTING CERE / NASDAQ OFFERING SIZE $20MM Gross Proceeds OVER - ALLOTMENT 15% USE OF PROCEEDS General Corporate Purposes, including Working Capital UNDERWRITER Aegis Capital Corp FINANCIAL ADVISOR Trout Capital LLC 3

Click to edit Master title style Click to edit Master subtitle style Richard Hamilton President and CEO

Attractive Business Model with Multiple Revenue Streams Market Opportunities Product Development Pipeline Technology Licensing Milestones and Financial Summary 5

6 An Ag Biotech & Seed Company ▪ Core Technology Platforms − Traits and Marker - Assisted Breeding − Significant Historical Investments ▪ Forward Integration − Complete Seed Company Capabilities ▪ Initial Focus on Brazil & Sorghum – Products on Market – Industrial Performance Confirmed – Early Stage of Commercialization ▪ Licensing of Our Technology – Large Addressable Markets – Biotech Traits Transfer to Row Crops (e.g. corn) – Persephone™ Genomics Software: Plant & Biomedical Opportunities

Global Seed Market 1 Billions USD 0 5 10 15 20 25 30 35 40 7 Why Seeds? Food, Feed, Fiber and Fuel ▪ “Capital Light” Industry ▪ Technology Driven ▪ IP Intensive & High Barriers to Entry ▪ High Margins ▪ Upstream in Value Chain ▪ Priced to Value 1 Public reports and Ceres analysis CAGR 8%

ceres

We Are Pursuing Large & Growing Global Agriculture Markets


Ethanol


Biomass


Sucrose

Immediate $200+ Million Market Opportunity

Brazil Ethanol Extender
Sweet Sorghum
~ 1 Million Hectares[2]

Brazil Biopower
High Biomass Sorghum
~ 1 Million Hectares[3]

$2.5+ Billion
Illustrative Market Opportunity at $100/Ha[1]

+

Technology Licensing

Additional Growth Opportunities

Biomass-to-Biofuels
Large Strategic Players Pushing Forward
~19 Million Hectares[4]

Sucrose
Sucrose-Producing Sweet Sorghum[5] Has Global Potential
~25 Million Hectares[6]

8

[1]Assumes 10%, or 2.5 million ha, of global sugarcane area. [2]Conab and Ceres analysis. [3]Kleffmann Brasil and Ceres analysis. [4]U.S. DOE Billion Ton Update report. [5]Under development [6]Global sugarcane area; FAOSTAT.

the energy crop company®

Attractive Business Model with Multiple Revenue Streams Market Opportunities Product Development Pipeline Technology Licensing Milestones and Financial Summary 9

Gasoline is the Alternative Fuel in Brazil ~ $18 Billion Ethanol Market 1,2 10 Brazil - Light Duty Vehicle Fleet (2012 – 2022E) 1 ▪ At the Pump: E25 or E100 ▪ The National Fleet of Light Vehicles is Growing at a Rate of 5.9% per Year 1 ▪ Flex Fuel Vehicles Dominate New Car Sales ▪ Domestic Demand for Ethanol Expected to Double within 10 Years 1 1 EPE - Plano Decenal de Expansao de Energia 2022 2 Assumes 27 billlion liters at $0.65 per liter FOB 0 5 10 15 20 25 30 35 40 45 50 2012 2014 2016 2018 2020 2022 Flex Fuel Vehicles (in Millions) 53% of Fleet 76% of Fleet Ceres’ Sweet Sorghum is a Drop - In Ethanol Feedstock in Brazil

Ethanol is Made from Sugarcane in Brazil
Sugarcane is Not Harvested Year-Round


Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Sugarcane Harvest

- **8.8 Million Hectares[1] of Sugarcane**
  - Yields Vary by Time of Year
  - Stands Replanted ~5 Years
- **Mature Industry in Brazil**
  - ~400 Mills (~350 in key Center-South region) [2]
  - ~600 million Metric Tons per Year[2]
  - Ethanol & Sugar Mills
  - Ethanol-Only Mills

Typical Sugarcane Plantation Land Use


Renewal Area
~15%
Cane Nursery
Sugarcane

11

[1] Conab, Cana-De-Açúcar – Safra 2013/2014, August 2013
[2] USDA Global Agricultural Information Network Report, Sept 2013

the energy crop company®

Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Sorghum Harvest Sweet Sorghum C omplements Sugarcane Extends Season + More Cane Available at Peak Quality 12 Sorghum Planting Sugarcane Harvest 0 1,000 2,000 3,000 4,000 5,000 6,000 Sweet Sorghum Sugarcane Production Costs – São Paulo 2 R $ Per Hectare (Annualized ) (Marginal Cost) ▪ Looks Similar to Sugarcane with the Benefits of a Seeded Crop − Rapid Growth & Low Cost − Mix of Sugars Fermented into Ethanol − Differs from Grain & Other Sorghum Types Ceres Sorghum 1 Sugarcane 1 1 Photos not to scale 2 Source: Agrosecurity & Ceres analysis

Sweet Sorghum Proven in Existing Industrial Processes and Infrastructure 13

ceres

Attractive Ethanol Extension Opportunity

Grower Opportunity



- **High Value Crop to Grow on Rotational Acres**
- **Low Cost, Rapid Growth**

Illustrative Mill Opportunity



- **Utilization of Idle Capacity**
- **~20% Increase in Annual EBITDA on Marginal Cost Basis[1]**

Illustrative Ceres Opportunity


BLADE
BLADE
BLADE
BLADE

- **~ 1,000 Hectares of Sweet Sorghum Needed per Week of Supply[2]**
- **~ US$100 per Hectare Seed Price**

[1] Assumes 160 million liters of ethanol from sugarcane, 10,000 hectares of sweet sorghum yielding 3,000 liters/ha, $0.65/liter FOB and 45% margins.
[2] Assumes mill daily crush capacity of 10,000 metric tons and sorghum yields of 50 mt/ha

14
the energy crop company®

Focused Distribution Strategy 15 Customer Base Comparison ~40% of U.S Corn Production = ~44,000 Top Farmers 1 ~40% of Brazilian C rush Capacity = ~ Top 20 Mill Groups 1 1 Source: USDA , Anuario Da Cana 2013 - Brazil Sugar and Ethanol Guide. ▪ Product Pricing Established ▪ Attractive Yields at Pilot Scale ▪ 2013 - 14 Evaluations: 50 Customers ▪ Current Customers Represent ~30% of Sugarcane Crush Capacity in Brazil Number of Customers 0 10 20 30 40 50 2010 2011 2012 2013

0 1000 2000 3000 4000 5000 6000 2011 2012 2013 Current Mill Evaluations Key Objectives for the 2014 Harvest Year 16 ▪ Yields Have Consistently Improved − Mills Doubled Yields in 2013 Compared to 2012 Historical Sweet Sorghum Yield Range Calculated Liters of Ethanol Per Hectare 1 Yield results based on mill and Ceres calculations. Commercial field evaluations are subject to significant variability from year to year, inc luding differing locations, soil types, products planted, agronomic practices and growing conditions, and therefore , results are not directly comparable. Customer results comprised 2 mills in 2011, 14 in 2012 and 19 in 2013. Not all customers planting our products chose to report results. Brazil Mills 1 Mill Yield Expectations

0 1000 2000 3000 4000 5000 6000 2011 2012 2013 Current Mill Evaluations Key Objectives for the 2014 Harvest Year 17 ▪ Yields Have Consistently Improved − Mills Doubled Yields in 2013 Compared to 2012 ▪ Demonstrate Performance of New Products & Pipeline − Greater Consistency in Mill Execution and Performance − Reduce the Difference Between Internal R&D and Commercial Yields ▪ Clearly Demonstrate Attractive Economics for the Mills Historical Sweet Sorghum Yield Range Calculated Liters of Ethanol Per Hectare 1 Yield results based on mill and Ceres calculations. Commercial field evaluations are subject to significant variability from year t o y ear, including differing locations, soil types, products planted, agronomic practices and growing conditions, and therefore , results are not directly comparable. Customer results comprised 2 mills in 2011, 14 in 2012 and 19 in 2013. Not all customers planting our products chose to report results. 2 Small plot evaluations in Florida. Research - stage results demonstrate the genetic potential of hybrids; Ceres does not expect to achieve these yield levels at commercial scale at the present time. Internal R&D 2 (USA) Brazil Mills 1 Mill Yield Expectations

Addressing Our Commercialization Challenges 18 ▪ Broader Field Evaluations ▪ Better Products ▪ Better Execution by Mill Drought Hybrid Adaptation Crop Management Issue Solution CERES BRAZIL ADVISORY COUNCIL Roberto Rodrigues, Chairman Former Minister of Agriculture of Brazil Industry Executives in Ethanol, Agriculture & Bioenergy

Biomass in Brazil
Offseason Source of Power

- **Biomass is a Common Source of Thermal Power in Brazil**
  - High Natural Gas Prices & Limited Coal Reserves
- **Market Opportunity for Sorghum Biomass**
  - Ethanol Mills that Sell Power to Grid
  - Agribusiness Companies (e.g., Juice Extractors, Meat Processors)
- **Our High-Biomass Hybrids**
  - Yields Have Met Customer Expectations
  - Cost Competitive & More Flexible
  - Available During Off-Season

Unilever cosan Citrosuco JBS MARFRIG GROUP ODEBRECHT zilor LouisDreyfus Commodities combio COAMO



~1 Million Hectares
Biomass-to-Power Market[1]

[1] Kleffmann Brasil and Ceres analysis

19 the energy crop company®

▪ Sucrose from Sorghum – Crystalized at Pilot Scale – Blended at Industrial Scale – High Sucrose Hybrids in Advanced Hybrid Testing 2 ▪ Advantages Over Sugarcane – Lower Costs – Fast Scale - Up – Broad Adaptation – Shorter Breeding Cycles Global Sucrose Market 25 Million Hectares of Sugarcane 1 20 1 FAOSTAT 2 Today, is not possible to produce crystalized table sugar from sweet sorghum on a standalone basis due to the mix of sugars in the plant and the relatively lower sucrose levels compared to sugarcane Sugarcane Production Regions Adaptation of Sorghum Crystalized Sugar from Ceres Sweet Sorghum

21 Global Biomass to Biofuels: First Commercial Biorefineries Coming Online Ceres Energy Crop Products Provide Greater Scale and Superior Economics Large - Scale Deployment Will Require Billions of Tons of Biomass 1 1 U.S. DOE Billion Ton Update Report (August 2011)

Attractive Business Model with Multiple Revenue Streams Market Opportunities Product Development Pipeline Technology Licensing Milestones and Financial Summary 22

23 Plant Breeding Increases Yield Open - Pollinated Double Cross Biotech Single - Cross Hybrids Bushels/Acre Crop Productivity Average U.S. Corn Yields 1 Energy Sorghums Today Headroom for Innovation Yield Potential Has Been Demonstrated Sorghum Hybrid Under Development Commercial Sorghum Hybrid 1 Source: USDA

24 Continuous Improvement from Ceres Product Pipeline First Commercial Products 2011 Commercial Hybrids 2012 First Generation Hybrids 2010 Advanced Hybrid Trials 2013

Ceres Product Development Process
Provides Continuous Improvement



Hybrids in Our Pipeline Have Demonstrated
Economically Compelling Yields
Breeding, Germplasm Development & Trait Introgression
~3 – 4 Years
1,000s of Entries
Advanced Hybrid Testing
~1 Year
50s
Elite Hybrid Testing
~1 Year
10s
Pre-Commercial Hybrid Testing
~1 Year
10s
Commercial Launch
~1 Year
1-10
Multiple Product Generations Moving Forward

25
the energy crop company®

Combination of Germplasm and Traits Creates Competitive Advantage and IP 26 Top Performing Proprietary Seed Products Patents, Plant Variety Protection and Breeder Rights Germplasm Elite Parents Hybrid Lines Breeding Traits Broad Portfolio Field Validated Biotechnology

Best event Average event Average controls Traits Discovery Phase 1 Phase 2 Phase 3 Phase 4 Two Species Greenhouse Field Deregulation Commercial Sorghum High Sugar Pest Resistance 27 Sorghum Trait Pipeline High Sugar Trait in Sorghum 1 Total Fermentable Sugars Relative to Controls 300% ▲ ▪ Positive Field Results ▪ Field Evaluations in Brazil Pending Best Average Controls 1 Field evaluations in non - commercial types . Results from a research setting are not a guarantee of future performance; further evaluations will be necessary to confirm performance. Control Ceres Trait

Attractive Business Model with Multiple Revenue Streams Market Opportunities Product Development Pipeline Technology Licensing Milestones and Financial Summary 28

Licensing Opportunities
Biotech Traits Well Established

Ceres Innovative Biotech Trait Development System

- **Well Validated**
  - $137m Licensing Agreement with Monsanto in 2002; Early Stage Trait Leads
  - Multiple Competitive Grants, including ARPA-E and USAID
- **Advancing in Multiple Crops**

Global Area of Biotech Crops[1]
Million Hectares (1996-2012)



Total Hectares
Industrial
Developing
28 Biotech Crop Countries
180
160
140
120
100
80
60
40
20
0
1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012

Number of Hectares has Increased Every Year

[1] Source: isaaa.org

29
the energy crop company®

30 Salt Tolerance Increased Grain Yield Ceres Field Validated Traits in Hand Large, Clear Increases Across Multiple Species Higher Biomass Drought Tolerance

Crop Discovery Phase 1 Phase 2 Phase 3 Phase 4 Two Species Greenhouse Field Deregulation Commercial Corn/Maize Ceres Gen - 1 Ceres Gen - 2 Rice Sugar B eet Sugarcane Wheat and Soybean 31 Biotech Trait Commercialization Pipeline 1 AgServe Economic Forecast, International Agriculture Outlook 2 Public filings and Ceres analysis Trait Premiums by Major Seed Companies Range from Approx. $10 to $50 per Acre in the U.S. 2 Wheat 558 M Rice 397M Corn 412M Soybean 261M ~1.6 Billion Acres 1 Global Row Crops – Acres Harvested = Confidential Partner Confidential Partner Ceres Licensed to Commercialization Partner Partnering Opportunities Under Evaluation High Sugar High Sugar Grain Yield Yield, Drought, Nitrogen Efficiency Various

32 Proprietary Tools Like “ Google Earth Mapping Program” for DNA ▪ Developed to Visualize Large Volumes of Genetic Data ▪ Provides Extra Speed and Efficiency to Our Pipeline ▪ Non - Exclusively Licensed : Google Earth is a trademark of Google Inc.

▪ Genomic Medicine Trends – $1,000 Human Genome – Need for DNA Display Tools – Growing Use of Bioinformatics in Drug Discovery ▪ Potential Biomedical Customers – Academic Researchers – Pharma and Biotech – Clinical Geneticists 33 Potential Persephone™ Applications Beyond Plant Science New Era of Personalized Medicine

Completed and Upcoming Milestones

ceres

Results from Planting and Harvest Cycles

FY 2011		FY 2012		FY 2013		FY 2014				FY 2015				FY2016
1H	2H	1H	2H	1H	2H	Sep-Nov	Dec-Feb	Mar-May	Jun-Aug	Sep-Nov	Dec-Feb	Mar-May	Jun-Aug	1H

- Confirmed Industrial Processing
- July 2013 50% Increase in Yields
- Jan. 2014 Increase to ~50 Customers
- Jan. 2014 Biotech Traits ARPA-E Grant Completed
- July 2014 Mill Yield Results
- Internal Yield Results
- Jan 2015 Seed Sales
- Biotech Corn R&D Field Trial Results
- July 2015 Mill Yield Results
- Internal Yield Results
- Jan 2016 Seed Sales

Other Milestones

Completed	Potential Business Development Milestones
✓ **Dec. 2011, Rice Traits** – Out-License Collaboration ✓ **July 2012, Sugar Beet Traits** – Out-License Collaboration ✓ **April 2012, Persephone™** – Syngenta Extends License	▪ **Persephone Software** – Additional Out-licensing ▪ **Rice Traits** – Achieve Collaboration Milestone ▪ **Corn, Wheat, Sugarcane Traits** – Additional Out-Licensing

34

the energy crop company®

Experienced Management Team
Extensive Biotechnology and Seed Expertise



Richard Hamilton, CEO

Ceres chief executive and board member since 2002; CFO (1998-2002)



Paul Kuc, CFO

17 years in seed industry in finance leadership; 12 years with Monsanto



Wilfriede van Assche, General Counsel

>25 years legal experience in plant biotechnology and seed industries



Roger Pennell, VP Trait Development

Published 40+ scientific papers; Royal Society University Research Fellowship



Andre Franco, GM Ceres Brasil

>20 years in Brazilian seed industry with Monsanto



Walter Nelson, VP Product Development

>15 years in biotech & product development



Timothy Swaller, VP Genomic Technologies

>15 years in genomics & mgmt. systems



Walter De Logi, Chairman

Ceres co-founder; former CEO of a plant biotech firm sold in 1996



Richard Flavell, CSA, Board Member

Ceres CSO ('98-'12); former director of John Innes Centre. Fellow of the Royal Society.

35 the energy crop company®

ceres

Board of Directors

Walter De Logi, Chairman
Ceres co-founder; former CEO of a plant biotech firm sold in 1996
Raymond Debbane
Director since 1998, The Invus Group; Chairman of Weight Watchers International
Richard Flavell
Ceres CSO ('98-'12); former director of John Innes Centre. Director since 2009
Daniel Glat
Director since 2013; 25 years with DuPont's seed business Pioneer Hi-Bred.
Robert Goldberg
Director since 1996; member of National Academy of Sciences; co-founder of Ceres

Richard Hamilton, CEO
Ceres chief executive and board member since 2002; CFO (1998-2002)
Thomas Kiley
Director since 2003; First general counsel of Genentech; extensive IP experience
Steven Koonin
Director since 2012, former undersecretary of U.S. Dept. of Energy; former Chief Scientist of BP, p.l.c.
David Krieger
Director since 2011; Warburg Pincus; McKinsey & Company
Cheryl Morley
Director since 2011; Corporate Strategy at Monsanto Company; CPA

36

the energy crop company®

Attractive Business Model with Multiple Revenue Streams Market Opportunities Product Development Pipeline Technology Licensing Milestones and Financial Summary 37

Click to edit Master title style Click to edit Master subtitle style Paul Kuc Chief Financial Officer

39 Cash Position Ceres Historic Overview & Future Outlook ▪ Strong Balance Sheet − No Long - Term Debt 1 ▪ “Capital Light” Business − Flexibility − Cost Reduction Targets 2 o FY14 $5m o FY15 $8 - 10m Select Balance Sheet Items November 30, 2013 3 Cash 4 $24.4m Total Assets $30.9m Working Capital $21.3m Select Income Statement Items Fiscal Year 2013 Revenue $5.2m OPEX $37.8m Net Loss ($32.5m) CAPEX $0.9m 1 Excluding capital leases for company vehicles and laptop computers 2 Previously announced restructuring actions & cost reduction measures, which commenced 10/11/2013. 3 Unaudited 4 Cash and cash equivalents and marketable securities

Use of Proceeds 40 ▪ General Corporate Purposes − Including Working Capital ▪ Offering Proceeds Will Allow Us − Two Planting Cycles − New Product Introductions − Potential Out - Licensing Opportunities of Traits and Persephone ™ Long - Term Operating Metrics (Percent of Revenue) Revenue 100% Blended Gross Margin ~75% - 85% SG&A ~15% - 18% R&D ~10% - 13%

Capitalization Table As of November 30, 2013 41 Expiration Date Weighted Average Exercise Price Shares Common Shares 25,224,269 Offering Shares 1 15,862,069 Basic Shares Outstanding 41,086,338 Outstanding Options 2 Variable $6.18 3,378,818 Outstanding Warrants Variable $20.34 2,082,045 Fully Diluted Shares Outstanding 46,547,201 1 Gross offering to raise $20,000,000 , plus 15 % over - allotment of $3 million , at an assumed offering prices of $1.45 per share. 2 2000 Stock Option/Stock Issuance Plan, 2010 Stock Option/Stock Issuance Plan and Amended & Restated 2011 Equity Incentive Plan.

▪ Seed Business Dynamics ▪ Industrial - Validated Product ▪ Sustainable High Gross M argins ▪ Multiple Opportunities for Long - Term Growth 42 Investment Summary Ceres Sorghum Hybrids

Click to edit Master title style Click to edit Master subtitle style Thank You investor.ceres.net